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                                                                       EXHIBIT O

                           Dr. Dmitri Borisovich Zimin
              Ulitsa 1-aya Tverskaya-Yamskaya, Dom 2, Stroyeniye 1



                                                     May 30, 2001

Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar
Facsimile No.: +350-41988


Dear Sirs,

                  Reference is made to (i) the Share Purchase Agreement dated as of the date hereof by and between us, (ii) the Surety Agreement dated as of the date hereof by and between us and (iii) the Share Purchase Agreement dated as of the date hereof by and between you and Overture Limited (the "Preferred Stock Purchase Agreement," and, collectively with the agreements under clauses (i) and
(ii) above, the "Agreements").

                  Understanding that as of the date hereof you are entering into certain agreements (collectively, the "Transaction Agreements") with (i) Open Joint Stock Company "Vimpel-Communications" ("VIP"), Closed Joint Stock Company "VimpelCom-Region" ("VIP-R") and Telenor East Invest AS ("Telenor") with respect to your making investments into VIP and VIP-R and (ii) with Telenor with respect to certain matters of corporate governance of VIP, and in order to induce you to enter into the Agreements and the Transaction Agreements and to close the transactions contemplated thereunder, I hereby confirm that neither I nor any of my Controlled Affiliates (as defined in the first mentioned Share Purchase Agreement) will nominate any candidate for election to the board of directors of VIP as long as you own in the aggregate at least twenty five percent (25%) plus one (1) share of voting stock of VIP.

                  The undertaking contained herein is irrevocable until any Event of Default under the Preferred Stock Purchase Agreement or any Eco Telecom Contribution Default under the Transaction Agreements has occurred and is continuing.

                                        Sincerely yours,


                                        /s/ Dr. Dmitri B. Zimin